Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER COMPLETES LATROBE ACQUISITION;

FULL INTEGRATION TO BEGIN IMMEDIATELY

Wyomissing, Pa. (February 29, 2012) – Carpenter Technology Corporation (NYSE: CRS) today announced that they have completed the acquisition of Latrobe Specialty Metals, Inc. following approval by the U.S. Federal Trade Commission (FTC).

In June 2011, the companies announced a definitive merger agreement whereby Carpenter would acquire Latrobe in a transaction valued at approximately $558 million based on Carpenter’s share price at the time of announcement. Former owners of Latrobe, including Hicks Equity Partners and The Watermill Group, received 8.1 million shares of Carpenter stock as a part of the transaction. Pursuant to the terms of the merger agreement, Carpenter also paid approximately $168 million in cash at closing to pay off Latrobe debt and reimburse certain transaction costs.

As part of the FTC approval, Carpenter entered into a consent decree to transfer assets and technical knowledge to Eramet S.A. and its subsidiaries, Aubert & Duval and Brown Europe, which will allow them to become a second manufacturer of two specific alloys in order to provide customers with a supply alternative in the marketplace. The alloys (MP35N® and MP159®) have minimal sales impact, and will cause no material change to the economics of the transaction. Carpenter has agreed to transfer or acquire assets worth approximately $5 million as part of the agreement with Eramet, and will record a charge for this liability in the current quarter.

Concurrent with the closing of the transaction, Carpenter’s Board of Directors has elected Thomas O. Hicks, Chairman and Chief Executive Officer of Hicks Equity Partners and Steven E. Karol, Managing Partner and Founder of The Watermill Group to the Board, consistent with the terms of the merger agreement.

“We’re excited to begin the next chapter in the history of these two great companies,” said William A. Wulfsohn, Carpenter’s President & CEO. “We will immediately begin to integrate the businesses and focus on leveraging the combined capabilities to increase production capacity and optimize total system costs. A key benefit of this transaction – in combination with our new premium products focus facility in Alabama – will be to substantially increase production to meet strong customer demand for premium products. We still expect the transaction will be accretive to shareholders in the first full year and strongly accretive thereafter.”

“I am excited to join the Carpenter Board and support the Company in realizing its strategy to be the leading provider of specialty materials globally,” said Steven E. Karol. “The Latrobe competencies paired with Carpenter’s current and future capabilities are an extraordinary combination.”

“I am pleased by the focus and collaboration our teams demonstrated in completing this transaction,” said Thomas O. Hicks. “The combined companies have strong growth prospects in their business markets and I look forward to supporting the businesses as a major shareholder and member of Carpenter’s Board.”

Andy Ziolkowski has been selected to lead operations at Latrobe as Senior Vice President – Latrobe Operations. Ziolkowski has been with Carpenter Technology for more than two decades and recently held the position of Vice President – Bar and Coil Business, and Senior Vice President – Strategic Integration to lead the integration planning efforts. He holds an MBA from St. Joseph’s University, Philadelphia and an undergraduate degree from Indiana University of Pennsylvania.

Chris DiSantis, Latrobe’s President & CEO since January 2011, will continue in a consulting role for Carpenter.

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*MP35N and MP159 are Registered Trademarks of SPS Technologies, LLC

Forward-Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2011 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2011, December 31, 2011 and the exhibits attached to those filings. They include but are not limited to: (1) the parties’ expectations with respect to the synergies, costs and other anticipated financial impacts of the transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the impact of the consent decree and the transfer of assets and technical knowledge to Eramet S.A. and its subsidiaries, (3) the ability to merge the Carpenter and Latrobe businesses and to leverage the combined capabilities to increase production capability and optimize total system costs; (4) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;(5) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (6) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (7) domestic and foreign excess manufacturing capacity for certain metals; (8) fluctuations in currency exchange rates; (9) the degree of success of government trade actions; (10) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (11) possible labor disputes or work stoppages; (12) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (13) the ability to successfully acquire and integrate acquisitions;(14) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (15) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (16) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (17) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.